Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TI Employees 2005 Stock Purchase Plan of our reports dated February 17, 2005, with respect to the consolidated financial statements of Texas Instruments Incorporated incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Texas Instruments Incorporated management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Texas Instruments Incorporated, and the related financial statement schedule included therein, filed with the Securities Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

July 28, 2005

Dallas, Texas